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                                                            EXHIBIT 26(h)(7)(ii)

                                                           [VAN ECK GLOBAL LOGO]

                                     VAN ECK
                        SHAREHOLDER INFORMATION AGREEMENT

      This Agreement is effective as of April 16, 2007, or such other compliance date mandated by Rule 22c-2 of the Investment Company Act of 1940 ("Rule 22c-2"), by and between MINNESOTA LIFE INSURANCE COMPANY ("Intermediary") and Van Eck Securities Corporation ("Van Eck") on behalf of the Van Eck Worldwide Insurance Trust, or such other investment companies that Van Eck may distribute (each, a "Van Eck Fund" and together, the "Van Eck Funds").

      WHEREAS, Intermediary has established one or more separate accounts ("Account" or "Accounts"), which may also be composed of several Sub-Accounts, through which Intermediary offers certain group and individual variable life or annuity contracts ("Contract" or "Contracts") that make available as investment options one or more of such Sub-Accounts which, in turn, invest in shares of one or more of the Fund's portfolios ("Portfolios");

      WHEREAS, in accordance with the terms of a Contract, the owner of the Contract may allocate and reallocate Contract values among Sub-Accounts and Portfolios from time to time;

      WHEREAS, Intermediary is a "financial intermediary" within the meaning of Rule 22c-2;

      WHEREAS, pursuant to Rule 22c-2, Van Eck is required to enter into a written agreement with Intermediary under which Intermediary agrees to: (i) provide, at Van Eck's request, identity and transaction information about Shareholders (as defined below) who hold their Shares (as defined below) through an account with Intermediary; and (ii) execute instructions from Van Eck to restrict or prohibit future purchases or exchanges;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Van Eck and the Intermediary hereby agree as follows:

SHAREHOLDER INFORMATION

      1. (a) AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide Van Eck, or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII") or mutually acceptable Securities and Exchange Commission ("SEC") approved identifier, and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the Van Eck Funds, and the amount, date and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares held through an account maintained on behalf of the Intermediary during the period covered by the request. Unless otherwise specifically requested by Van Eck, or its designee, the Intermediary shall only be required to provide information relating to Shareholder Initiated Transfer Purchases or Shareholder- Initiated Transfer Redemptions.

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                                                           [VAN ECK GLOBAL LOGO]

      (b) PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. Van Eck, or its designee, may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Van Eck Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Van Eck Funds.

      (c) TIMING OF REQUESTS. Requests for Shareholder information shall be made no more frequently than quarterly except as Van Eck deems necessary to investigate compliance with policies established by the Van Eck Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Van Eck Funds.

(d) FORM AND TIMING OF RESPONSE. Intermediary agrees to provide, promptly upon request of Van Eck, or its designee, the information specified in Section 1(a). If requested by Van Eck, or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 1(a) is itself a financial intermediary ("indirect intermediary") and, upon further request of the Van Eck, or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 1(a) for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Van Eck Funds. Intermediary additionally agrees to inform Van Eck, or its designee, whether it plans to perform (i) or
(ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to Van Eck, or its designee, should be consistent with the NSCC Standardized Data Reporting ("SDR") Format, provided, however, that this Agreement shall not require Intermediary to utilize the NSCC Standardized Data Reporting System.

2. LIMITATIONS ON USE OF INFORMATION. Van Eck agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

3. (a) AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from Van Eck, or its designee, to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by Van Eck, or its designee, as having engaged in transactions of the Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Van Eck Fund(s) for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Van Eck Fund(s). Unless otherwise directed by Van Eck, or its designee,, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to Van Eck in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

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                                                           [VAN ECK GLOBAL LOGO]

      Minnesota Life Insurance Company  400 Robert Street North
      St. Paul, Minnesota 55101-2098
      Attention:  Christina Moore
      Phone:  651-665-4715
      E-mail:  christina.moore@securian.com

      (b) FORM OF INSTRUCTIONS. Instructions to restrict or prohibit trading must include the TIN, ITIN, GII or mutually acceptable SEC approved identifier, and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, GII or mutually acceptable SEC approved identifier, or specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

      (c) TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

      (d) CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to Van Eck, or its designee, that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

4. DEFINITIONS. For purposes of this Agreement:

      (a) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by each Van Eck Fund that are held by the Intermediary.

      (b) The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

      (c) The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Van Eck Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Van Eck Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

      (d) The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a

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                                                           [VAN ECK GLOBAL LOGO]

Van Eck Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Van Eck Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Van Eck Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

      (e) The term "written" includes electronic writings and facsimile transmissions.

      (f) The term "Participation Agreement" means the Participation Agreement between the Intermediary and Van Eck, and any other agreements between Intermediary and Van Eck or the Van Eck Funds or any of their affiliates or any Van Eck Fund's transfer agent relating to the Intermediary's processing of transactions in Shares.

5. EFFECTIVE DATE. This Agreement shall be effective as of April 16, 2007, or such other date as agreed to between the parties, provided that the provisions dealing with the Fund's ability to request and receive transmissions of shareholder data shall be effective October 16, 2007.

6. CONSTRUCTION OF THE AGREEMENT; FUND PARTICIPATION AGREEMENTS. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Fund by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

7. TERMINATION. This Agreement will terminate upon the termination of the Fund Participation Agreements.

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                                                           [VAN ECK GLOBAL LOGO]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

MINNESOTA LIFE INSURANCE COMPANY

By: __________________________________________________     Date:________________
Name (print): ________________________________________
Title (print): _______________________________________
Telephone #: ___________________________    Email: _____________________________

VAN ECK SECURITIES CORPORATION

By: __________________________________________________     Date:________________
Name (print): ________________________________________
Title (print): _______________________________________
Telephone #: ___________________________    Email: _____________________________

PLEASE MAIL TWO ORIGINAL, FULLY EXECUTED COPIES OF THIS AGREEMENT TO: Mr. Jonathan Simon Van Eck Securities Corp., 99 Park Avenue, 8th Fl., New York, NY 10016-1501 no later than March 16, 2007. We will sign and return one set of agreements to you for your records.

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